Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Xicor, Inc. 1998 Employee Stock Purchase Plan, Xicor, Inc. 1990 Incentive and Non-incentive Stock Option Plan, Xicor, Inc. 1995 Director Option Plan, Xicor, Inc. 2000 Director Option Plan, Xicor, Inc. 1998 Nonstatutory Stock Option Plan, and Xicor, Inc. 2002 Stock Option Plan of our report dated January 28, 2004, with respect to the consolidated financial statements and schedule of Intersil Corporation included in its Annual Report (Form 10-K/A Amendment No. 2) for the year ended January 2, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Lauderdale, Florida
July 29, 2004